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Exhibit 99.1

Media Contact:                          Investor Contact:
Stan Victor                             Mary McGowan
(512) 912-3643                          (650) 470-0200
Cirrus Logic, Inc.                      Stapleton Communications Inc.
svictor@crystal.cirrus.com              mary@stapleton.com


             Cirrus Logic To Acquire LuxSonor Semiconductors, Inc. Strengthens Position as World-Class Provider of total DVD solutions


AUSTIN, Texas - July 19, 2001 - Cirrus Logic Inc. (Nasdaq: CRUS), the premier supplier of high-performance analog and DSP chip solutions for consumer entertainment electronics, today announced it signed a definitive agreement to acquire Fremont, California-based LuxSonor Semiconductors, Inc., a leading supplier of DVD video processors and audio/video semiconductor solutions. This acquisition strengthens Cirrus Logic's position to provide Total Entertainment(TM) solutions for next generation, Internet-ready DVD players and networked entertainment systems. In fact, Cirrus Logic is the only company that provides the front-end DVD optical controller, back-end video processor and next-generation TrueDigital(TM) Class D power amplifiers.

          Cirrus Logic will pay an estimated $65 million for LuxSonor in this stock-for-stock transaction. The acquisition has been approved by the boards of directors of both companies and is expected to close in August following customary regulatory approvals. Based on Cirrus Logic's current forecasts, it is anticipated to be accretive to pro forma EPS by the end of this fiscal year.

          "This acquisition strengthens our strategic focus on consumer entertainment electronics by expanding our total DVD technology and product portfolio, while significantly extending our reach in Asia and China," said David D. French, president and chief executive officer of Cirrus Logic.

          According to the Consumer Electronics Association, about 14 million DVD players have been sold in the United States, versus an installed base of roughly 150 million video tape recorders (VCRs). Assuming the remaining homes will upgrade or replace their VCRs within the next 5-to-10 years at an average selling price of $150, this
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represents a market opportunity valued at $20 billion, according to the Bank of
America. Already the fastest growing consumer electronics product in history, the compound annual growth rate for DVD players in the past three years has been 190 percent.

          "This combination of people and technologies creates a very compelling business proposition as our customers are seeking established vendors that can provide complete entertainment solutions," said Harold Liang, co-founder, chairman and chief executive officer of LuxSonor.

          With branch offices in Taiwan, Hong Kong and Shenzhen, China, LuxSonor is a five-year old privately held, fabless semiconductor company with about 100 employees. Cirrus Logic acquired a limited license to some of LuxSonor's DVD decoder technology in November, 2000. LuxSonor's intellectual products include state-of-the-art RISC processors, digital signal processors, and video and audio compression and decompression technology. Its single-chip solutions are compliant with such global standards as MPEG-1, MPEG-2, AC-3, Dolby Digital and other related standards. Its current product lines include integrated circuits (IC's) for CD-based MP3/WMA decoding, VideoCD, Super VideoCD, DVD, and IC's for Internet appliance products such as Internet set- top boxes, Internet TVs and Internet enabled DVD players (iDVD). LuxSonor will become an operating unit within the Crystal product division of Cirrus Logic.

About Cirrus Logic

     Cirrus Logic is the premiere supplier of high-performance analog and DSP chip solutions for consumer entertainment electronics that allow people to see, hear, connect, and enjoy digital entertainment. Building on its global market share leadership in audio integrated circuits and its rich mixed-signal patent portfolio, the company targets mainstream audio, video and Internet entertainment applications in the consumer entertainment market. Cirrus Logic operates from headquarters in Austin, Texas and major sites located in Fremont, California and Broomfield, Colorado, as well as offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.
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About LuxSonor

     LuxSonor is a fabless semiconductor company that provides leading-edge, IC-based, multimedia solutions to global manufacturers in the consumer and computer marketplace. LuxSonor is a privately held company with approximately 100 employees. Head offices are in Fremont, California with branch offices in Taiwan, Hong Kong and Shenzhen, China. More information is available at www.luxsonor.com.
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Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are dependent on certain risks and uncertainties including such factors, among others, as the ability of the Company to successfully integrate LuxSonor into its operations; the ability of the Company to realize synergies anticipated as a result of the LuxSonor acquisition; overall conditions in the semiconductor market; the rate of consumer electronics market adoption of new products; customer cancellations of orders, or the failure to place orders consistent with forecasts; hardware or
software deficiencies;   delays in customer qualification of key new products;
final determination of appropriate inventory write-downs based on the outlook at the end of each quarter; actual operational spending; and the risk factors listed in the company's Form 10-K for the year ended March 31, 2001, and in other filings with the Securities and Exchange Commission. The foregoing information concerning Cirrus Logic's business outlook represents our outlook as of the date of this news release, and Cirrus Logic undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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